Exhibit 99.1

Contacts:	Dudley W. Mendenhall, CFO
(760) 494-1000
or
Integrated Corporate Relations, Inc.
Investor Relations:
Andrew Greenebaum
(310) 395-2215
Media Relations:
John Flanagan/James McCusker
(203) 682-8200

K2 Inc. Reports Fiscal Year 2005 Adjusted Diluted EPS of $0.78, Excluding Non-Cash

Intangible Charges and Restructuring Charges, and Provides 2006 Outlook

•	For fiscal year 2005, K2 recorded GAAP EPS of ($4.57)

•	For fiscal year 2006, K2 forecasts GAAP diluted EPS of $0.73 to $0.76 and Adjusted diluted EPS of $0.82 to $0.86

Carlsbad, California – March 8, 2006 - K2 Inc. (NYSE: KTO) today reported net sales for the fourth quarter ended December 31, 2005 of $353.5 million versus $338.9 million in the prior year, an increase of 4.3%. Adjusted net income for the fourth quarter of 2005 was $14.7 million, or $0.28 Adjusted diluted earnings per share, compared to Pro Forma Adjusted net income of $11.8 million, or $0.23 Pro Forma Adjusted diluted earnings per share, for 2004, for each period as adjusted pursuant to Table B below. Net sales for the year ended December 31, 2005 were $1.3 billion versus $1.2 billion in the prior year, an increase of 9.4%. Adjusted net income for fiscal year 2005 was $39.0 million, or $0.78 Adjusted diluted earnings per share, compared to Adjusted net income of $31.9 million, or $0.65 Pro Forma Adjusted diluted earnings per share, for 2004, for each period as adjusted pursuant to Table B below. Table B provides a reconciliation of GAAP operating income (loss), net income (loss) and earnings (net loss) per share to Pro Forma Adjusted operating income, net income and earnings per share for the three and twelve months ended December 31, 2005 and December 31, 2004, respectively.

Richard Heckmann, Chairman and Chief Executive Officer, said, “In terms of core operations before charges, we are very pleased with our results in the fourth quarter with strong growth in earnings over the comparable period in 2004. With the exception of paintball, all of our major business lines generated an improvement in 2005. We continue to feel strongly that we have assembled at K2 the most unique collection of brands in sporting goods, with a #1 market share in 8 major product categories. From 2002 to 2005 our sales have grown from $582 million to $1.3 billion, and our operating income from $27 million to over $78 million before the charges that we are taking in 2005. We have demonstrated the power of our brands and our manufacturing and distribution capabilities as evidenced by 2005 sales growth in excess of 9%, improved profitability with gross margins increasing from 29.3% in 2002 to 34.6% in 2005, and operating margins from 4.7% in 2002 to 5.9% in 2005 before charges. Our balance sheet is strong, and we have recently closed a new $250 million five year bank facility with lower pricing and increased flexibility.

Despite our steady progress in growing earnings, we have taken a non-cash charge related to our goodwill and certain other intangibles. One of the key indicators which led to the charge was that our book value significantly exceeded our market capitalization on the date of our annual impairment test. Due to the current accounting standards and valuation techniques used for measuring the value of intangible assets, a significant charge was necessary. As a result of the charges, our book value per share is now lower than the recent trading price of our stock. I would emphasize that this charge is non-cash, and does not have any impact on operations, or any material effect on any debt agreement or material contract at the company.

For 2006, our forecast range is for growth in both operating and net income in excess of 10% over 2005 levels, before charges. We expect to achieve these results by a continued focus on new product introductions and innovations, and efficiencies in manufacturing, distribution, and cost containment. As we complete this year’s ski season, we are particularly proud of the fact that we have again improved our U.S. market position in winter sports, and that athletes on K2®, Völkl® and Madshus® skis and snowboards won a total of 43 medals at the Winter Olympics, a record for our company.”

Review of Comparable 2005 Sales and Profit Trends

K2’s net sales were $1,014 million and $1,069 million for the 2004 and 2005 fiscal years, respectively, reflecting sales growth of 5.5% for 2005, excluding sales of 2004 material acquisitions including Völkl, Marker and Marmot, which were acquired in the third quarter of 2004. K2’s net sales were $907 million and $987 million for the 2004 and 2005 fiscal years, respectively, reflecting sales growth of 8.8%, excluding sales from these 2004 material acquisitions and paintball products, which declined in 2005. K2’s net sales were $306 million and $325 million for the 2004 and 2005 fourth quarters, respectively, reflecting sales growth of 6.2%, excluding sales from paintball products which declined in the 2005 fourth quarter.

K2’s gross profit, excluding restructuring charges of $2.8 million, in the fourth quarter of 2005 increased to 35.9% of net sales, as compared to 34.5% in the comparable 2004 period. Gross profit, excluding restructuring charges, for the twelve months ended December 31, 2005 increased to 34.6% of net sales, as compared to 33.3% for the 2004 comparable period. Gross profit as a percentage of net sales in the 2005 fourth quarter benefited from higher gross margins from winter sports product lines.

K2’s operating profit, excluding non-cash intangible charges and restructuring charges as set forth in Table B, as a percentage of net sales for the fourth quarter of 2005 increased to 7.9% compared to 6.3% in the comparable 2004 period. Operating profit, excluding non-cash intangible charges and restructuring charges, increased to 5.9% of net sales for the full year 2005 as compared to 5.5% for the full year 2004 including Pro Forma operating losses for the first and second quarters of 2004 for Völkl, Marker and Marmot which were acquired mid-year 2004 (See Table B). For the fourth quarter of 2005 selling, general and administrative expenses, excluding non-cash intangible charges and restructuring charges, as a percentage of net sales decreased slightly to 28.0% compared to 28.1% of net sales for the fourth quarter of 2004. For the twelve months ended December 31, 2005, selling, general and administrative expenses, excluding non-cash intangible charges and restructuring charges, increased as a percentage of net sales to 28.7% as compared to 26.6% in the prior year, with the increase due principally to the full year inclusion of Volkl, Marker and Marmot which closed mid-year 2004.

Fourth Quarter and 2005 Segment Review

Due to the acquisitions of Ex Officio and Marmot in the 2004 second and third quarters, respectively, K2 formed an Apparel and Footwear segment in the 2004 third quarter that also includes Earth Products. Earth Products was formerly included in the Action Sports segment.

Marine and Outdoor

Shakespeare fishing tackle and monofilament, and Stearns marine and outdoor products, generated sales of $70.3 million in the fourth quarter of 2005, an increase of 13.0% from the comparable quarter in 2004. For fiscal year 2005, sales increased 16.4 % and operating profits were 12.8% of sales in 2005, up slightly from 12.6% in 2004 due principally to sales growth and a decline in selling, general and administrative expenses as a percentage of sales. Sales growth in 2005 was driven primarily by fishing tackle, antennas, children’s flotation devices, ski vests, and Hodgman® waders (acquired in second quarter 2005).

Team Sports

Rawlings, Worth, and K2 Licensed Products had total sales of $58.5 million in the 2005 fourth quarter, up 7.6% from the 2004 period. For fiscal year 2005, sales increased 5.9%, and operating profits were $7.1 million before non-cash intangible charges of $84.9 million, $2.5 million in non-cash amortization charges (relating to acquired intangible asset charges resulting from K2’s acquisition activities), and a $1.7 million loss at K2 Licensed Products. Sales growth in 2005 was driven primarily by baseball and softball aluminum and Miken® composite bat product lines.

Action Sports

Sales of winter products, in-line skates and paintball products totaled $173.8 million in the fourth quarter of 2005, a decrease of 2.5% from the 2004 fourth quarter, due primarily to the decline in paintball sales. For fiscal year 2005, excluding sales and operating profit from paintball products, non-cash intangible charges of $168.2 million and restructuring charges of $4.0 million, sales in the Action Sports segment were $400.2 million and operating profits were $26.9 million, including normal seasonal operating losses for Völkl and Marker of $9.1 million in the first and second quarters of 2005. The $4.0 million restructuring charge relates primarily to severance, inventory and tooling write downs. The 2004 segment operating profits of $29.7 million (excluding operating profit from paintball products) are not directly comparable to 2005 as they do not include the 2004 seasonal losses of Völkl and Marker prior to their acquisition at the beginning of the 2004 third quarter. Sales decline in 2005 was driven by paintball products, in-line skates and bike products (which were licensed in the third quarter of 2005) offset by growth in alpine skis, bindings and snowshoes.

Apparel and Footwear

Earth Products, Ex Officio and Marmot had sales of $50.9 million in the fourth quarter of 2005, an increase of 15.8% over the 2004 period. For fiscal year 2005, operating profits declined to 9.0% from 10.0% of sales in 2004 due primarily to normal seasonal operating losses for Marmot of $1 million in the first quarter of 2005. The 2004 segment operating profits of $11.0 million are not directly comparable to 2005 as they do not include the 2004 seasonal losses of Marmot prior to its acquisition at the beginning of the 2004 third quarter. Sales growth was driven primarily by skate footwear and apparel, and winter and outdoor apparel.

The segment information presented below is for the three months ended December 31:

	(in millions)
	Net Sales to Unaffiliated Customers		Intersegment Sales		Operating Profit (Loss)
	2005	2004	2005	2004	2005	2004
Marine and Outdoor	$70.3	$62.1	$32.5	$29.2	$5.7	$4.0
Team Sports (a)	58.5	54.5	—	—	(87.7)	(2.7)
Action Sports (b)	173.8	178.4	2.1	2.1	(149.3)	21.7
Apparel and Footwear	50.9	43.9	0.7	0.1	5.4	2.8

Total segment data	$353.5	$338.9	$35.3	$31.4	(225.9)	25.8

Corporate expenses, net					(3.0)	(4.7)
Interest expense					(8.3)	(7.6)

Income (loss) before provision for income taxes					$(237.2)	$13.5

The segment information presented below is for the twelve months ended December 31:

	(in millions)
	Net Sales to Unaffiliated Customers		Intersegment Sales		Operating Profit (Loss)
	2005	2004	2005	2004	2005	2004
Marine and Outdoor	$392.2	$336.9	$146.8	$117.2	$50.3	$42.4
Team Sports (a)	265.2	250.4	—	—	(82.0)	2.4
Action Sports (b)	482.5	502.7	10.5	5.0	(147.4)	39.3
Apparel and Footwear	173.7	110.7	2.8	1.0	15.7	11.0

Total segment data	$1,313.6	$1,200.7	$160.1	$123.2	(163.4)	95.1

Corporate expenses, net					(12.7)	(13.9)
Interest expense					(30.4)	(21.4)

Income (loss) before provision for income taxes					$(206.5)	$59.8

(a)	2005 Operating loss includes non-cash intangible charges of $84.9 million.

(b)	2005 Operating loss includes non-cash intangible charges of $168.2 million and restructuring charges of $4.0 million.

Balance Sheet

At December 31, 2005, cash and accounts receivables decreased slightly to $392.2 million as compared to $395.5 million at December 31, 2004. Inventories at December 31, 2005 increased to $359.0 million from $325.1 million at December 31, 2004, primarily as a result of the growth in new product lines.

The Company’s total debt increased to $437.3 million at December 31, 2005 from $415.9 million at December 31, 2004. The increase in debt as of December 31, 2005 is primarily the result of growth in working capital.

Sarbanes-Oxley Act of 2002

Section 404 of the Sarbanes-Oxley Act of 2002 requires K2, commencing with its 2004 Annual Report, to provide management’s annual report on its assessment of the effectiveness of its internal control over financial reporting and, in connection with such assessment, an attestation report from its independent registered public accountant, Ernst & Young LLP. In order to comply with the requirements of Section 404, K2 estimates that it incurred total expenses of approximately $2.9 million in 2005 and total expenses of approximately $2.5 million in 2004.

Outlook for 2006

For fiscal year 2006, K2 forecasts 2006 sales in the range of $1.33 to $1.38 billion, GAAP diluted earnings per share in the range of $0.73 to $0.76 and Adjusted diluted earnings per share in the range of $0.82 to $0.86, in each case based on assumed fully diluted shares outstanding of 55.8 million. For the same period, K2 forecasts GAAP basic earnings per share in the range of $0.78 to $0.83 and Adjusted basic earnings per share in the range of $0.90 to $0.95, in each case based on assumed basic shares outstanding of 47.1 million. Table C provides a reconciliation of GAAP operating income to Adjusted operating income and GAAP net income to Adjusted net income for the forecast 2006 fiscal year.

On a quarterly basis for 2006, K2 expects that seasonality in sales and earnings per share will be similar to the quarterly trends in 2005. For the first and second quarters of 2006, K2 forecasts sales in the range of $635 million to $650 million, and GAAP diluted earnings per share in the range of $0.08 to $0.10, and Adjusted diluted earnings per share in the range of $0.13 to $0.16, in each case based on an assumed diluted share count of 47.9 million. Table C provides a reconciliation of GAAP operating income to Adjusted operating income and GAAP net income to Adjusted net income for the first and second quarters of 2006.

Quarterly Investor Conference Call

K2’s regular quarterly earnings conference call is scheduled to begin at 1:30 p.m. Pacific Standard Time (USA), on Wednesday, March 8, 2006. K2 plans to do a live broadcast of the conference call over the Internet. Investors can listen to the live webcast at www.k2inc.net and www.fulldisclosure.com. For those who are not available for the live broadcast, the call will be archived on www.fulldisclosure.com.

Pro Forma and Adjusted Presentation

K2 Inc. is providing actual results and forecast guidance on a financial basis in accordance with GAAP, and on a pro forma and adjusted basis (“Pro Forma Adjusted”) that excludes the impact of restructuring charges related to its paintball business and certain non-cash charges including: goodwill and other intangible asset charges, amortization of purchased intangibles resulting from K2’s acquisition activities; amortization expense associated with the increase in fair market values of the inventories of acquired companies; amortization of capitalized debt costs incurred in connection with K2’s credit facilities; and non-cash stock-based compensation expense. In addition, for 2004 the Pro Forma Adjusted results reflect the pro forma results of the acquisitions of Völkl, Marker and Marmot as if they were acquired on January 1, 2004, the pro forma impact of additional interest expense resulting from K2’s issuance of $200 million of senior notes used for these acquisitions as if the notes were issued on January 1, 2004 and the pro forma impact of additional shares of common stock resulting from the acquisitions and K2’s equity offering in July 2004 as if the acquisitions and the equity offering were completed on January 1, 2004. It should be noted that Pro Forma adjustments are only reflected in the 2004 financial results. See Table B below for a further explanation of the “Pro Forma Adjusted” presentation.

On June 30, 2004, K2 acquired Marmot, a premium manufacturer of technical performance apparel, and on July 7, 2004 acquired Völkl and Marker, premium manufacturers of alpine skis, bindings and snowboards. Due to the seasonality of their product lines, Völkl, Marker, and Marmot normally incur losses in the first and second quarters, and are profitable in the last two quarters of the year. As detailed in Table B, Pro Forma Adjusted diluted earnings per share for the twelve months ended December 31, 2004 equals $0.65, assuming the acquisitions of Völkl, Marker and Marmot were completed on January 1, 2004. These results do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates, or of results which may occur in the future. These adjustments also do not include the results of operations of certain other acquisitions completed by K2 after the 2004 second quarter because the effects of such acquisitions were not material on either an individual basis or in the aggregate to K2’s consolidated results of operations.

K2’s management believes the Pro Forma Adjusted financial measures for 2004 and 2005, although not indicative of future performance, are useful for comparison against K2’s historical and future operations.

Non-Cash Intangible Charges

As of December 31,2005, K2 had $244.0 million in intangibles (after giving effect to the $253.2 million of non-cash intangible charges), consisting principally of goodwill, which is the cost of business acquisitions in excess of the fair value of identifiable net tangible assets acquired, and other intangibles such as trademarks and patents. Goodwill and certain intangibles are subject to an annual impairment test in accordance with Statement of Financial Accounting Standards No. 142 (SFAS 142), and K2’s policy is to use the end of November of each year as the measurement date for purposes of calculating the fair value of the reporting units, considering both discounted cash flow and market based valuation approaches. The impairment testing and measurement process is a complex and extensive process that takes into account multiple assumptions based on historical and projected financial data, market data and transactions data. Further, since the trading value of K2’s equity was below the book value of equity at the time of the impairment test, this was considered an indicator that one or more of K2’s reporting units may be required to reflect an impairment of intangible assets, as set forth in SFAS 142. To the extent that this calculation results in a fair value that is below the carrying value of a reporting unit, an additional test is performed with respect to that reporting unit, to measure the amount of the impairment loss. This additional test involves a hypothetical revaluation of intangibles and goodwill as if there were a hypothetical business combination with respect to that business unit on the date of the test. The result of the test was an impairment of certain intangibles and goodwill in the action and team sports segments. As of December 31, 2005, there were 46.3 million basic shares outstanding, reflecting a book value per share of $9.53.

Unaudited Financial Information

The financial results included in this release are unaudited (other than certain 2004 results) and are subject to change based upon the results of year end audit procedures. The complete audited financial statements of K2 for the fiscal year ended December 31, 2005 will be included in K2 Inc.’s Annual Report on Form 10-K to be filed with the SEC on or before March 16, 2006.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Pflueger® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth® and K2 Licensed Products in the Team Sports segment; K2®, Völkl®, Marker®, Ride® and Brass Eagle® in the Action Sports segment; and, Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel and Sospenders® personal floatation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hodgman®, JT®, K2®, Marker®, Marmot®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Völkl®, Worth® and Worr Games®, are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in K2’s most recent annual report on Form 10-K, previous quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and K2 does not undertake to update any forward-looking statement.

# # #

(Tables Follow)

K2 INC.

STATEMENTS OF OPERATIONS

(in thousands, except for per share figures)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2005 (unaudited)	2004 (unaudited)	2005 (unaudited)	2004 (audited)
Net sales	$353,530	$338,916	$1,313,598	$1,200,727
Cost of products sold	229,591 (a)	222,051	861,955 (a)	800,678

Gross profit	123,939	116,865	451,643	400,049
Selling expenses	59,891	56,785	230,413	197,134
General and administrative expenses	40,264 (b)	38,600	147,076 (b)	121,895
Non-cash intangible charges	253,154	—	253,154	—

Operating income (loss)	(229,370)	21,480	(179,000)	81,020
Interest expense	8,295	7,638	30,352	21,449
Other (income) expense, net	(419)	358	(2,840)	(246)

Income (loss) before provision for income taxes	(237,246)	13,484	(206,512)	59,817
Provision for income tax expense (benefit)	(5,168)	4,659	5,049	20,876

Net income (loss)	$(232,078)	$8,825	$(211,561)	$38,941

Basic earnings (loss) per share	$(5.01)	$0.19	$(4.57)	$0.97

Diluted earnings (loss) per share	$(5.01)	$0.18	$(4.57)	$0.86

Shares:
Basic	46,364	46,077	46,272	40,285
Diluted	46,364	55,442	46,272	49,345

(a)	Includes $2,829 of restructuring charges
(b)	Includes $1,158 of restructuring charges

K2 INC.

SELECTED BALANCE SHEET INFORMATION

(in thousands)

	At December 31,
	2005 (unaudited)	2004 (audited)
Cash and cash equivalents	$11,797	$25,633
Accounts receivable, net	380,442	369,914
Inventories, net	359,028	325,125
Accounts payable	93,470	103,158
Total debt	437,281	415,911
Total shareholders’ equity	454,024	682,866

Table A

K2 Inc.

Reconciliation of Diluted Shares and Earnings Per Share

(in thousands, except for per share amounts)

	Fourth Quarter Ended December 31, 2005	Twelve Months Ended December 31, 2005
GAAP Diluted Share Reconciliation:
Basic shares [A]	46,364	46,272
Assumed conversion of convertible debentures	—	—
Dilutive impact of stock options and warrants	—	—

Diluted shares [B]	46,364	46,272

Net loss [C]	$(232,078)	$(211,561)

GAAP basic net loss per share = [C] ÷ [A]	$(5.01)	$(4.57)

GAAP diluted net loss per share = [C] ÷ [B]	$(5.01)	$(4.57)

Adjusted Diluted Share Reconciliation:
Basic shares [D]	46,364	46,272
Assumed conversion of convertible debentures	7,804	7,804
Dilutive impact of stock options and warrants	828	1,052

Diluted shares [E]	54,996	55,128

Net Adjusted income (see Table B) [F]	$14,660	$39,012
Add: Interest component on assumed conversion of convertible debentures, net of taxes	930	3,721

Subtotal [G]	$15,590	$42,733

Adjusted basic earnings per share = [F] ÷ [D]	$0.32	$0.84

Adjusted diluted earnings per share = [G] ÷ [E]	$0.28	$0.78

Table B

K2 Inc.

Reconciliation of GAAP to Pro Forma and Adjusted Results

(in thousands, except for per share amounts)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net sales (a)	$353,530	$338,916	$1,313,598	$1,200,727
Add: Net sales (for the periods prior to the date of acquisition) relating to significant acquisitions made by K2 during 2004 (f)	—	—	—	58,050

Pro Forma* Net Sales	$353,530	$338,916	$1,313,598	$1,258,777

Operating Income Reconciliation:
GAAP Operating Income (Loss) (a)	$(229,370)	$21,480	$(179,000)	$81,020
Add: Non-cash intangible charges (b)	253,154	—	253,154	—
Restructuring charges (c)	3,987	—	3,987	—
Amortization of acquired intangibles (d)	1,048	3,078	4,300	8,384
Non-cash stock compensation expense (e)	267	224	885	224
Less: Operating loss (for the periods prior to the date of acquisition) relating to significant acquisitions made by K2 during 2004 (f)	—	—	—	(15,433)

Pro Forma* Adjusted Operating Income	$29,086	$24,782	$83,326	$74,195

Net Income Reconciliation:
GAAP Net Income (Loss) (a)	$(232,078)	$8,825	$(211,561)	$38,941
Add: Non-cash intangible charges (b)	242,960	—	242,960	—
Restructuring charges (c)	2,472	—	2,472	—
Amortization of acquired intangibles (d)	703	2,008	2,877	5,457
Non-cash stock compensation expense (e)	179	146	592	146
Amortization of capitalized debt costs (g)	424	793	1,672	1,997
Less: Net loss (for the periods prior to the date of acquisition) relating to significant acquisitions made in 2004 (f)	—	—	—	(11,972)
Additional interest expense from issuance of senior notes in July 2004 (h)	—	—	—	(2,716)

Pro Forma* Adjusted Net Income	$14,660	$11,772	$39,012	$31,853

GAAP Basic Shares Outstanding	46,364	46,077	46,272	40,285
GAAP Diluted Shares Outstanding	46,364	55,442	46,272	49,345

GAAP Basic net earnings (loss) per share	$(5.01)	$0.19	$(4.57)	$0.97
GAAP Diluted net earnings (loss) per share	$(5.01)	$0.18	$(4.57)	$0.86

Pro Forma* Adjusted Basic Shares Outstanding (i)	46,364	46,077	46,272	45,816
Pro Forma* Adjusted Diluted Shares Outstanding (i)	54,996	55,442	55,128	54,876

Pro Forma* Adjusted Basic EPS	$0.32	$0.26	$0.84	$0.70
Pro Forma* Adjusted Diluted EPS	$0.28	$0.23	$0.78	$0.65

*	The term Pro Forma is applicable only to the full year 2004 results presented and relates to the impact on net sales, operating income, interest expense and share count relating to significant acquisitions made by K2 during 2004 as further explained in (f), (h), (i) and “Use of Adjusted and Pro Forma Financial Information” footnotes below.

Table C

K2 Inc.

Reconciliation of Forecast GAAP to Forecast Adjusted Results

(in thousands, except for per share amounts)

	Forecast Six Months Ended June 30, 2006		Forecast Twelve Months Ended December 31, 2006
	Low	High	Low	High
Net Sales (a)	$635,000	$650,000	$1,330,000	$1,380,000
Operating Income Reconciliation:
GAAP Operating Income (a)	$20,900	$22,700	$86,000	$89,300
Add: Amortization of acquired intangibles (d)	1,792	1,792	3,553	3,553
Non-cash stock compensation expense (e)	980	980	2,300	2,300

Adjusted operating income	$23,672	$25,472	$91,853	$95,153

Net Income Reconciliation:
GAAP Net Income (a)	$3,800	$5,000	$36,800	$39,000
Add: Amortization of acquired intangibles (d)	1,181	1,181	2,341	2,341
Non-cash stock compensation expense (e)	646	646	1,516	1,516
Amortization of capitalized debt costs (f)	837	837	1,674	1,674

Adjusted Net Income	$6,464	$7,664	$42,331	$44,531

GAAP and Adjusted Basic Shares Outstanding	46,992	46,992	47,064	47,064
GAAP and Adjusted Diluted Shares Outstanding	47,912	47,912	55,816	55,816

GAAP Basic EPS	$0.08	$0.11	$0.78	$0.83
GAAP Diluted EPS	$0.08	$0.10	$0.73	$0.76

Adjusted Basic EPS	$0.14	$0.16	$0.90	$0.95
Adjusted Diluted EPS	$0.13	$0.16	$0.82	$0.86

FOOTNOTES AND RELATED INFORMATION FOR TABLES B and C

Explanation of adjustments:

(a)	Amounts represent K2’s actual and forecast net sales, operating income (loss) and net income (loss) for the periods presented in accordance with U.S. generally accepted accounting principles. Amounts presented for the twelve months ended December 31, 2004 are audited and all other amounts are unaudited.

(b)	Adjustment represents the non-cash charge for acquired intangible assets and goodwill resulting from K2’s acquisition activities in the Team Sports and Action Sports segments. Amounts shown that reconcile to a net income figure are shown net of taxes.

(c)	Adjustment represents cash charges for restructuring related activities in K2’s paintball business. Amounts shown that reconcile to a net income figure are shown net of taxes.

(d)	Adjustment represents the actual and forecast non-cash amortization expense of acquired intangible assets resulting from K2’s acquisition activities. Amounts shown that reconcile to a net income figure are shown net of taxes.

(e)	Adjustment represents the actual and forecast non-cash compensation expense resulting from restricted stock awards and stock option expense in accordance with APB 25 and SFAS 123R. Amounts shown that reconcile to a net income figure are shown net of taxes.

(f)	Adjustment reflects the additional audited and unaudited results of operations prior to the acquisition by K2 as if each significant acquisition completed by K2 during 2004 were included in K2’s results for the entire fiscal year. For purposes of this calculation K2’s significant acquisitions during 2004 consisted of: Marmot acquired on June 30, 2004; and Völkl and Marker acquired on July 7, 2004. Amounts shown that reconcile to a net income figure are shown net of taxes.

(g)	Adjustment represents the actual and forecast non-cash amortization expense, net of tax, of capitalized debt costs associated with K2’s revolving credit facility, convertible debentures and senior notes. These capitalized costs are amortized over the term of the related debt.

(h)	Adjustment reflects the increase in interest expense, net of tax, for the period as if the $200,000 in senior notes were issued on January 1, 2004 and outstanding for the entire twelve month periods. The senior notes were issued on July 1, 2004 in connection with the acquisitions of Völkl, Marker and Marmot.

(i)	Pro Forma basic and diluted shares outstanding for 2004 reflects the increase to GAAP basic and diluted shares as if the shares of K2 common stock issued in connection with the acquisitions of Völkl, Marker and Marmot and the public offering of K2 common stock were completed on January 1, 2004. Adjusted diluted shares outstanding for 2005 reflects the increase to GAAP diluted shares for the assumed conversion of convertible debentures and the dilutive impact of stock options and warrants.

Use of Pro Forma and Adjusted Financial Information

To supplement the results presented in accordance with U.S. generally accepted accounting principles (GAAP), for the twelve months ended December 31, 2004, K2 also used Pro Forma and Adjusted measures of operating income, net income and earnings per share, which are adjusted from the GAAP-based results to include the results of operations of significant acquisitions and related costs prior to their date of acquisition and to exclude certain non-cash costs and expenses. These adjustments are not in accordance with, or an alternative for, GAAP. These adjustments are provided to enhance an overall understanding of K2’s financial performance for the twelve months ended December 31, 2004 and are indicators management uses for planning and forecasting future periods.

Pro Forma adjustments include the audited and unaudited financial results giving effect to the acquisition by K2 of Marmot as if the acquisition was completed on January 1, 2004 and Völkl, Marker as if the acquisitions were completed on April 1, 2003, the first day of the first period for which pro forma financial information is presented. The adjustments to reflect the financial results of Völkl, Marker and Marmot do not purport to be indicative of what would have occurred had the acquisitions been made as of those dates, or of results which may occur in the future. Adjustments to include the results of operations of other additional acquisitions completed by K2 during 2004 and 2005 have not been made because the effects of these additional acquisitions were not material on either an individual basis or in the aggregate to K2’s consolidated results of operations.

Pro Forma adjustments also included an adjustment to reflect additional interest expense as if the $200,000 in senior notes K2 issued in connection with the acquisitions of Völkl, Marker and Marmot were issued on January 1, 2004, and adjustments to reflect the issuance of additional shares of common stock for the acquisitions and K2’s July 2004 equity offering as if they were completed on January 1, 2004.

To supplement the actual and forecast results in accordance with U.S. generally accepted accounting principles (GAAP), for the applicable periods, K2 also used Adjusted measures of operating income, net income and earnings per share, which are adjusted from the GAAP-based results to exclude certain non-cash costs and expenses. These adjustments are not in accordance with or an alternative for GAAP. These adjustments are provided to enhance an overall understanding of K2’s financial performance for the applicable periods and are indicators management uses for planning and forecasting future periods.

The excluded items include non-cash charges associated with intangible assets and goodwill, costs and expenses related to the restructuring of K2’s paintball business, certain non-cash costs and expenses associated with K2’s acquisition activities and non-cash stock-based compensation expense associated with restricted stock awards and stock option awards because K2 management does not believe these expenses are indicative of K2’s core business. Even though such items have occurred in the past and may recur in future periods, they are driven by events such as acquisitions that are not directly related to K2’s ongoing core business operations. K2 will continue to exclude such items in its Adjusted results. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.